CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES
                                 AND LIMITATIONS

                                       OF

                     SERIES B 8% CONVERTIBLE PREFERRED STOCK

                                       OF
                            GLOBAL TECHNOLOGIES, LTD.

                                   -----------

                           Pursuant to Section 151 of
              the General Corporation Law of the State of Delaware

                                   -----------

     Global Technologies, Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on August 16, 1999 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby designates a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock") as its Series B 8% Convertible Preferred Stock, and hereby states the number of authorized shares, and the relative rights, preferences, limitations, privileges, powers and restrictions thereof are and shall be as set forth on the attached Annex A.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Rights, Preferences and Limitations to be signed by its duly authorized officer as of the 16th day of August, 1999.

                                        GLOBAL TECHNOLOGIES, LTD.


                                        By: ____________________________________
                                            Name: Irwin L. Gross
                                            Title:    Chairman

                                     ANNEX A

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.1 Definitions. The terms defined in this Article whenever used in this Certificate of Designations have the following respective meanings:

          (a) "ADDITIONAL CAPITAL SHARES" has the meaning set forth in Section 6.1(c).

          (b) "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

          (c) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

          (d) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

          (e) "COMMON SHARES" or "COMMON STOCK" means shares of Class A common stock, $.01 par value, of the Corporation.

          (f) "COMMON STOCK ISSUED AT CONVERSION" when used with reference to the securities issuable upon conversion of the Series B Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series B Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

          (g) "CONVERSION DATE" means any day on which all or any portion of shares of the Series B Preferred Stock is converted in accordance with the provisions hereof.

          (h) "CONVERSION NOTICE" has the meaning set forth in Section 6.2.

          (i) "CONVERSION PRICE" means on any date of determination the applicable price for the conversion of shares of Series B Preferred Stock into Common Shares on such day as set forth in Section 6.1.

          (j) "CORPORATION" means Global Technologies, Ltd., a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

          (k) "CURRENT MARKET PRICE" on any date of determination means the closing bid price of a Common Share on such day as reported on the Nasdaq National Market ("NASDAQ").

          (l) "HOLDER" means The Shaar Fund Ltd., any successor thereto, or any Person to which the Series B Preferred Stock is subsequently transferred in accordance with the provisions hereof.

          (m) "MARKET DISRUPTION EVENT" means any event that results in a material suspension or limitation of trading of Common Shares on the NASDAQ.

          (n) "MARKET PRICE" per Common Share means the average of the closing bid prices of the Common Shares as reported on the NASDAQ for the five (5) Trading Days in any Valuation Period.

          (o) "OUTSTANDING" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

          (p) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

          (q) "SEC" means the United States Securities and Exchange Commission.

          (r) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

          (s) "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated as of May 6, 1999 between Interactive Flight Technologies, Inc. and The Shaar Fund Ltd.

          (t) "SERIES B PREFERRED STOCK" means the Series B 8% Convertible Preferred Stock of the Corporation or such other convertible Preferred Stock exchanged therefor as provided in Section 2.1.

          (aa) "STATED VALUE" has the meaning set forth in Article 2.

          (bb) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the corporation.

          (cc) "TRADING DAY" means any day on which purchases and sales of securities authorized for quotation on the NASDAQ are reported thereon and on which no Market Disruption Event has occurred.

          (dd) "VALUATION EVENT" has the meaning set forth in Section 6.1.

          (ee) "VALUATION PERIOD" means the five (5) Trading Day period immediately preceding a Conversion Date or a Divided Payment Due Date, as the case may be.

     All references to "cash" or "$" herein means currency of the United States of America.

                                    ARTICLE 2
                             DESIGNATION AND AMOUNT

     SECTION 2.1

     The designation of this series, which consists of 3,000 shares of Preferred Stock, is Series B 8% Convertible Preferred Stock, the Stated Value of which is One Thousand Dollars ($1,000) per share (the "Stated Value").

                                    ARTICLE 3
                                      RANK

     SECTION 3.1

     The Series B Preferred Stock shall rank (i) prior to the Common Stock and the Corporation's Class B Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock and the Class B Common Stock, "Junior Securities"); (iii) pari passu with the Company's Series A 8% Convertible Preferred Stock and (iv) pari passu with any class or series of capital stock of the Corporation hereafter or contemporaneously created specifically ranking on parity with the Series B Preferred Stock (collectively with the Series A 8% Convertible Preferred Stock, "Pari Passu Securities").

                                    ARTICLE 4
                                    DIVIDENDS

     SECTION 4.1

     (a) (i) The Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections 4.1(a)(ii) hereof) at the rate of 8% per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the Stated Value of each share of Series B Preferred Stock on and as of the most recent Dividend Payment Due Date (as defined below) with respect to each Dividend Period (as defined below). Dividends on the Series B Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

     (ii) Each dividend shall be payable in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Due Date"), commencing September 30, 1999, to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on any record date, not more than sixty
(60) days nor less than ten (10) days preceding the payment dates thereof, as shall he fixed by the Board of Directors. For the purposes hereof, "Dividend Period" means the quarterly period commencing on and including the day after the immediately preceding Dividend Payment Due Date and ending on and including the immediately subsequent Dividend Payment Due Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than fifteen (15) days preceding the payment date thereof, as may be fixed by the Board of Directors.

     (b) The Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series B Preferred Stock. Except as provided in this Article 4, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

     (c) As long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless full cumulative dividends required to be paid in cash have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Pari Passu Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

     (d) As long as any shares of the Series B Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any Subsidiary, (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case (i) the full cumulative dividends required to be paid in cash on all outstanding shares of the Series B Preferred Stock and any other Pari Passu Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series B

Preferred Stock and all past Dividend Periods with respect to such Pari Passu Securities, and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and the current Dividend Period with respect to such Pari Passu Securities.

                                    ARTICLE 5
                             LIQUIDATION PREFERENCE

     SECTION 5.1

     (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference (as defined in Section 5.1(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on the shares of Series B Preferred Stock bears to the aggregate liquidation preferences payable on all such shares.

     (b) At the option of each Holder, the sale, conveyance of disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons when the Corporation is not the survivor shall be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such transaction an amount equal to 120%, of the Liquidation Preference with respect to each outstanding share of Series B

Preferred Stock in accordance with and subject to the terms of this Article 5; provided, that all holders of Series B Preferred Stock shall be deemed to elect the option set forth above if at least a majority in interest of such holders elect such option.

     (c) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series B Preferred Stock shall mean an amount equal to the sum of
(i) the Stated Value thereof, plus (ii) the aggregate of all accrued and unpaid dividends on such share of Series B Preferred Stock until the most recent Dividend Payment Due Date; provided that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in clause
(ii) above shall be calculated by including accrued and unpaid dividends to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Due Date referred to above.

                                    ARTICLE 6
                          CONVERSION OF PREFERRED STOCK

     SECTION 6.1

     Conversion; Conversion Price. At the option of the Holder, the shares of Series B Preferred Stock may be converted, either in whole or in part, into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share), at any time and from time to time, following the day ninety (90) days after the date of issuance of the Series B Preferred Stock (the "Issue Date"), at a Conversion Price equal to the lower of (i) 82.0% of the Market Price (ii) $3.00 per Common Share or (iii) 118% of the Closing bid price of the Common Shares as reported by NASDAQ for May 7, 1999; provided, however, that the Holder shall not have the right to convert any shares of Series B Preferred Stock, if at the time of any such conversion, the Holder of Common Shares in the absence of this provision would be deemed the "beneficial owner" of 5% or more of the then outstanding Common Shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended. At the Corporation's option, the amount of accrued and unpaid dividends as of the Conversion Date, if the Corporation elects to convert the amount of accrued and unpaid dividends as of the Conversion Date shall not be subject to conversion but instead may be paid in cash as of the Conversion Date; if the Corporation elects to convert the amount of accrued and unpaid dividends at the Conversion Date in Common Stock, the Common Stock issued to the Holder shall be valued at the Conversion Price. Notwithstanding the previous sentence, in no event shall the Holder have the right to convert that portion of the Series B Preferred Stock the extent that the issuance of Common Shares upon the conversion of such Series B Preferred Stock, when combined with shares of Common Stock received upon other conversions of Series B Preferred Stock, would exceed 19.99% of the Common Stock outstanding on the Conversion Date. Within ten (10) Business Days after the receipt of the Conversion Notice which upon conversion would, when combined with shares of Common Stock received upon other conversions of Series B Preferred Stock by such Holder and any other holders of Series B Preferred Stock, exceed 19.99% of the Common Stock outstanding on the Conversion Date, the Corporation shall redeem all remaining (i.e., after conversion of such number of shares as would result in the issuance of 19.99% of the Common Stock) outstanding shares of Series B

Preferred Stock at one hundred thirty-five percent (135%) of the Stated Value thereof, together with all accrued and unpaid dividends thereon, in cash, to the date of redemption.

     The number of shares of Common Stock due upon conversion of Series B Preferred Stock shall be (i) the number of shares of Series B Preferred Stock to be converted, multiplied by (ii) the Stated Value and divided by (iii) the applicable Conversion Price.

     Within two (2) Business Days of the occurrence of a Valuation Event, the Corporation shall send notice (the "Valuation Event Notice") of such occurrence to the Holder. Notwithstanding anything to the contrary contained herein, if a Valuation Event occurs during any Valuation Period, a new Valuation Period shall begin on the Trading Day immediately following the occurrence of such Valuation Event and end on the Conversion Date; provided that, if a Valuation Event occurs on the fifth (5th) day of any Valuation Period, then the Conversion Price shall be the Current Market Price of the Common Shares on such day; and provided, further, that the Holder may, in its discretion, postpone such Conversion Date to a Trading Day which is no more than five (5) Trading Days after the occurrence of the latest Valuation Event by delivering a notification to the Corporation within two (2) Business Days of the receipt of the Valuation Event Notice. In the event that the Holder deems the Valuation Period to be other than the five (5) Trading Days immediately prior to the Conversion Date, the Holder shall give written notice of such fact to the Corporation in the related Conversion Notice at the time of conversion.

For purposes of this Section 6.1, a "Valuation Event" shall mean an event in which the Corporation at any time during a Valuation Period takes any of the following actions:

     (a) subdivides or combines its Capital Shares;

     (b) makes any distribution of its Capital Shares;

     (c) issues any additional Capital Shares (the "Additional Capital Shares"), otherwise than as provided in the foregoing Sections 6.1(a) and 6.1(b) above, at a price per share less, or for other consideration lower, than the Current Market Price in effect immediately prior to such issuances, or without consideration, except for issuances under employee benefit plans consistent with those presently in effect and issuances under presently outstanding warrants, options or convertible securities;

     (d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Current Market Price in effect immediately prior to such issuance;

     (e) issues any securities convertible into or exchangeable or exercisable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible, exchangeable or exercisable securities shall be less than the Current Market Price in effect immediately prior to such issuance;

     (f) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Corporation's assets (other than under the circumstances provided for in the foregoing Sections 6.1(a) through 6.1(e)); or

     (g) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Sections 6.1(a) through 6.1(f) hereof, inclusive which in the opinion of the Corporation's Board of Directors, determined in good faith, would have a material adverse effect upon the rights of the Holder at the time of a conversion of the Preferred Stock.

     SECTION 6.2 Exercise of Conversion Privilege. (a) Conversion of the Series B Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed notice of conversion in the form annexed hereto as ANNEX I (the "Conversion Notice") to the Corporation. Each date on which a Conversion Notice is telecopied to and received by the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Series B Preferred Stock and issue the Common Stock Issued at Conversion effective as of the Conversion Date. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver the shares of Series B Preferred Stock to the Corporation by express courier within fifteen
(15) days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Series B Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. Such endorsement shall be signature guaranteed by a member of the Stock Transfer Agents Medallion Program. As promptly as practicable after the receipt of the Conversion Notice and the Series B Preferred Stock as aforesaid, but in any event not more than five (5) Business Days after the Corporation's receipt of such Conversion Notice and the Series B Preferred Stock (whichever is later), the Corporation shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this
Article 6, and (ii) cause to be mailed for delivery by overnight courier to the Holder (x) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 6.3, in respect of any fraction of a Share issuable upon such conversion and (z) cash in the amount of accrued and unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates as long as the Preferred Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Preferred Stock, as such, shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.4), to surrender the Series B Preferred Stock and to release the

Corporation from all liability thereon. No cash payment aggregating less than $1.50 shall be required to be given unless specifically requested by the Holder.

     (b) If, at any time (i) the Corporation challenges, disputes or denies the right of the Holder hereof to effect the conversion of the Series B Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 6.2 or (ii) any third party who is not and has never been an Affiliate of the Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of the Preferred Stock into Common Shares, then the Holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series B Preferred Stock for cash at a redemption price equal to one hundred twenty-five percent (125%) of the Stated Value thereof, together with all accrued and unpaid dividends thereon (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above, the Corporation shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

     (c) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C. ss.101 et seq. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss.362 in respect of the Holder's conversion privilege. The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss.362 in respect of the conversion of the Series B Preferred Stock. The Corporation agrees, without cost or expense the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. ss.362.

     SECTION 6.3 Fractional Shares. No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction. No cash payment of less than $1.50 shall be required to be given unless specifically requested by the Holder.

     SECTION 6.4 Reclassification, Consolidation, Merger or Mandatory Share Exchange. At any time while the Series B Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon conversion of the Series B Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series B Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series B Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Corporation, or such successor, resulting or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute such documents as may reasonably be required to confirm that the Holder shall have the right to convert its Series B Preferred Stock (upon terms and conditions not less favorable to the Holder than those in effect pursuant to the Series B Preferred Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series B Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon conversion of the Series B Preferred Stock had the Series B Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this
Section 6.4 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers. The Conversion Price and the number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be adjusted for stock splits, combinations or other similar events.

     SECTION 6.5 Intentionally omitted.

     SECTION 6.6 Optional Redemption Under Certain Circumstances. (a) At any time after the date of issuance of the Series B Preferred Stock until the date one year after the Issue Date, the Corporation, upon notice delivered to the Holder as provided in Section 6.7, may redeem the Series B Preferred Stock (but only with respect to such shares as to which the Holder has not theretofore furnished a Conversion Notice in compliance with Section 6.2), at the Applicable Percentage (as hereinafter defined) of the Stated Value per share (the "Optional Redemption Price"), together with all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Date"). Except as set forth in this
Section 6.6 or Section 6.9, the Corporation shall not have the right to prepay or redeem the Series B Preferred Stock. The Applicable Percentage is the sum of one hundred five percent (105%) plus the product of twenty percent (20%) multiplied by a fraction the numerator of which is the number of days since the Issue Date (but not more than 365) and the denominator of which is 365.

     (b) At any time after the date of issuance of the Series B Preferred Stock, the Holder, upon notice delivered to the Corporation, may require the Corporation to redeem the Series B Preferred Stock, at the Applicable Percentage of the Stated Value thereof; provided, however, if the Corporation's cash and cash equivalents are less than $6,000,000, the redemption price shall in all events be one hundred twenty-five percent (125%) of the Stated Value per share of Series B Preferred Stock being redeemed, together with all accrued and unpaid dividends thereon to the date of redemption.

     SECTION 6.7 Notice of Redemption. Notice of redemption pursuant to Section 6.6(a) or (b) by the Corporation to the Holder or by the Holder to the Corporation, respectively, shall be provided in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry or at the Corporation's principal place of business, as the case may be) not less than ten (10) nor more than fifteen (15) days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to Section 6.6 (including, a statement of the Market Price per Common Share) and this Section 6.7.

     SECTION 6.8 Surrender of Preferred Stock. Upon any redemption of the Series B Preferred Stock pursuant to Sections 6.6 or 6.9, the Holder shall either deliver the Series B Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the Optional Redemption Price specified in Section
6.6 shall be made by the Corporation to the Holder against receipt of the Series B Preferred Stock (as provided in this Section 6.8) by wire transfer of immediately available funds to such account(s), as the Holder shall specify to the Corporation. If payment of such redemption price is not made in full by the Mandatory Redemption Date or the Redemption Date, as the case may be, the Holder shall again have the right to convert the Series B Preferred Stock as provided in Article 6 hereof.

     SECTION 6.9 Mandatory Conversion. On the third anniversary of the date of the Securities Purchase Agreement (the "Mandatory Redemption Date"), the Corporation shall redeem all Series B Preferred Stock outstanding at one hundred and thirty-five percent (135%) of the Stated Value thereof, together with all accrued and unpaid dividends thereon, in cash, to the date of redemption.

                                    ARTICLE 7
                                  VOTING RIGHTS

     The holders of the Series B Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware ("DGCL"), in this Article 7, and in Article 8 below.

     Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class or series as the case may be. Holders of the Series B Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

                                    ARTICLE 8
                              PROTECTIVE PROVISIONS

     As long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock as one class:

     (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock or amend this Certificate of Designations;

     (b) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series B Preferred Stock;

     (c) increase the authorized number of shares of Series B Preferred Stock;

     (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

     (e) make any change in the foregoing amendment provisions.

     In the event holders of at least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to subsection (a) above, so as to affect the Series B Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert their shares of Series B Preferred Stock to Common Stock pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or to continue to hold their shares of Series B Preferred Stock.

                                    ARTICLE 9
                                  MISCELLANEOUS

     SECTION 9.1 Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series B Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series B Preferred Stock, new shares of Series B Preferred Stock of like tenor. The Series B Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series B Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

     SECTION 9.2 Who Deemed Absolute Owner. The Corporation may deem the Person in whose name the Series B Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series B Preferred Stock for the purpose of receiving payment of dividends on the Series B Preferred Stock, for the conversion of the Series B Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series B Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

     SECTION 9.3 Notice of Certain Events. In the case of the occurrence of any event described in Sections 6.1, 6.6 or 6.9 of this Certificate of Designations, the Corporation shall cause to be mailed to the Holder of the Series B Preferred Stock at its last address as it appears in the Corporation's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Series B Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Series B Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

     SECTION 9.4 Register. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series B Preferred Stock. Upon any transfer of the Series B Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series B Preferred Stock register.

     The Corporation may deem the Person in whose name the Series B Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series B Preferred Stock for the purpose of receiving payment of dividends on the Series B Preferred Stock, for the conversion of the Series B Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series B Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

     SECTION 9.5 Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series B Preferred Stock.

     SECTION 9.6 Headings. The headings of the Articles and Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

                                                                         ANNEX I

                           [FORM OF CONVERSION NOTICE]

TO: ___________________________

    ___________________________

    ___________________________

     The undersigned owner of this Series B 8% Convertible Preferred Stock (the "Series B Preferred Stock") issued by Global Technologies, Ltd. (the "Corporation") hereby irrevocably exercises its option to convert shares of the Series B Preferred Stock into shares of the common stock, $.01 par value, of the Corporation ("Common Stock"), in accordance with the terms of the Certificate of Designations. The undersigned hereby instructs the Corporation to convert the number of shares of the Series B Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate of Designations. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series B Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designations.

Dated: _____________________________

___________________________________________
                  Signature

     Fill in for registration of Series B Preferred Stock:

Please print name and address (including zip code number):

________________________________________________________________________________

________________________________________________________________________________